Exhibit 99.1

OCI Partners LP Announces 2014 First Quarter Results and Quarterly Cash

Distribution

Nederland, Texas, May 13, 2014 – OCI Partners LP, a Delaware limited partnership (the “Partnership”), announced its results for the three months ended March 31, 2014. The Partnership owns and operates a recently upgraded, integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership’s production facility currently has a maximum methanol production capacity of 730,000 metric tons per year and a maximum ammonia production capacity of 265,000 metric tons per year.

Summary of Financial Results for the Three Months Ended March 31, 2014

•	Revenues decreased 11% to $100 million compared to $112 million for the same period in 2013

•	EBITDA decreased 29% to $41 million compared to $58 million for the same period in 2013

•	Net income decreased 36% to $29 million compared to $45 million for the same period in 2013

•	EBITDA and net income margins were 41% and 29%, respectively, for the first quarter of 2014 compared to 52% and 40%, respectively, during the same period in 2013

First Quarter 2014 Distribution

Based on the results of the three months ended March 31, 2014, the Board of Directors of the general partner of the Partnership has approved a cash distribution of $0.41 per Common Unit. The cash distribution will be payable on May 29, 2014 to holders of record at the close of business on May 22, 2014.

The amount of our subsequent quarterly cash distributions, if any, will vary depending on our future earnings as well as our cash requirements for working capital and capital expenditures.

Statement from President and Chief Executive Officer – Frank Bakker

“During the first quarter of 2014, we had a period of unplanned downtime due to an electrical power outage. As a result, our methanol and ammonia production units were in operation for 76 days and 74 days, respectively, compared to 90 days and 83 days, respectively, during the first quarter of 2013. We utilized this unplanned downtime to execute repairs on other equipment. It is important to note that after the repairs were executed in early February, the methanol plant has been operating uninterruptedly above design capacity.

As a result of the unplanned downtime and unfavorable movements in ammonia and natural gas prices, our first quarter results have shown declines compared to the same period last year. Our EBITDA and net income declined by 29% and 36%, respectively, during the first quarter of 2014 compared to the first quarter of 2013 and consequently negatively impacted our cash distribution for the first quarter of 2014. Produced methanol sales volumes were also negatively impacted as a result of the unplanned downtime, decreasing 21% during the quarter as compared to same period last year. Similarly, ammonia sales volumes decreased 3% during the quarter as compared to same period last year. The ammonia and methanol production units’ operating production levels during the first quarter of 2014 represent utilization rates of 82% and 85%, respectively, as compared to utilization rates of 99% and 98%, respectively, during the same period last year.

During the first quarter of 2014, our selling prices for methanol increased 29% as compared to the same period last year from $411 per metric ton to $529 per metric ton, and our selling prices for ammonia decreased 36% as compared to the same period last year from $641 per metric ton to $408 per metric ton. On the cost side, our purchase price for natural gas increased to an average of $5.07 per MMBtu during the first quarter of 2014 as compared to an average of $3.46 per MMBtu during the same period last year.

We continue to proceed with our debottlenecking project which is expected to be completed during the fourth quarter of 2014, and as of March 31, 2014, we had incurred approximately $78 million in expenditures related to the project. Our expansion capital expenditures totaled approximately $35.6 million and $1.8 million for the first quarter 2014 and 2013, respectively, for expenditures related to the debottlenecking project and other budgeted capital projects. We currently estimate the total remaining cost of the project to be approximately $100 million (including costs associated with a turnaround and environmental upgrades). We expect to shut down our facility for approximately 40 days in the fourth quarter of 2014 in order to complete the project. During the month of April, we implemented a state-of-the-art methanol truck loading facility on-site in Beaumont to help diversity our customer base and generate higher netback prices for a portion of our methanol sales. We expect to sell up to approximately 80,000 metric tons of methanol annually via the new truck loading facility.

On the market, ammonia prices showed a rebound during the month of April on the back of higher natural gas prices and healthier demand for the product in Ukraine, where producers generally set the pricing floor for global ammonia supplies, and increased global industrial and agricultural demand surfacing ahead of the United States fertilizer application season. After significant market price increases in Yuzhny and the Middle East, the Tampa CFR April contract price settled at $580 per metric ton, a $170 increase over its lows earlier in the first quarter of this year. We expect ammonia prices to continue to remain strong over the next several months supporting our results for the second quarter of 2014.

Methanol prices have come off their highs earlier this year as production utilization rates improved in Asia and the Middle East. Industrial demand for methanol remains steady and we expect new capacity additions in the short to medium term to be limited. However, Chinese methanol demand has slowed which has driven import curtailments and higher self-sufficiency from Chinese domestic supply. In the United States, we expect methanol demand to improve during the spring and summer months due to increased construction activity spurring demand for formaldehyde. Overall, we believe methanol prices in China have bottomed and expect global methanol prices to reverse their downward price trend buoyed by stronger demand from the United States.”

Non-GAAP Financial Measure

EBITDA is defined as net income plus interest expense and other financing costs, depreciation expense and income tax expense. EBITDA is used as a supplemental financial measure by the Partnership’s management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded partnerships, without regard to financing methods and capital structure.

EBITDA margin is defined as EBITDA divided by revenues. EBITDA margin is used as a supplemental financial measure by the Partnership’s management in its analysis of our operating performance.

EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA margin should not be considered an alternative to GAAP net income margin, GAAP operating margin or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, EBITDA and EBITDA margin presented by other companies may not be comparable to our presentation because each company may define EBITDA and EBITDA margin differently. GAAP net income margin is defined as GAAP net income divided by revenues, and GAAP operating margin is defined as GAAP operating income divided by revenues.

The table below reconciles EBITDA to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2014 and 2013.

	Quarter Ended March 31,
$ millions	2014	2013
Net income	$29	$45
Add:
Interest expense	6	2
Interest expense – related party	—	4
Depreciation expense	6	6
Income tax expense	—	1

EBITDA	$41	$58
Total Revenues	$100	$112
EBITDA Margin	41%	52%

Annual Guidance for Calendar Year 2014

As a result of increases in natural gas prices and decreases in methanol prices, partially offset by increases in ammonia prices, management currently expects cash distributions with respect to operations in calendar 2014 to be at the bottom end of the previously guided range of $2.00 to $2.20. Our cash distribution guidance for 2014 is also based on a forecasted sales volumes of 602,000 metric tons and 244,000 metric tons of methanol and ammonia, respectively. These forecasted sales volumes take into account 13 days of unplanned downtime in addition to the 14 days of unplanned downtime that occurred during the first quarter of 2014. This is in addition to the 40 days of planned downtime for the debottlenecking project and turnaround, which is expected to take place during the fourth quarter 2014. Our 2014 distribution guidance is based on a number of assumptions and estimates regarding our capacity utilization, our sales volumes, our selling prices for methanol and ammonia and the prices of natural gas and other feedstocks, all of which are inherently uncertain and are primarily subject to commodity market conditions, which are in turn subject to a wide variety of significant business, economic and regulatory risks and uncertainties. Please see “Annual Guidance for Calendar Year 2014” in our press release dated March 19, 2014 and “Forward-Looking Statements” below.

Conference Call with Management

The Partnership will hold a conference call today, May 13, 2014, at 11 a.m. EDT, during which the Partnership’s senior management will review the Partnership’s financial results for the first quarter ended March 31, 2014 and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (866) 902-4572 and entering the conference code 43029646. A replay of the conference call will be made available until Friday, June 13, 2014 and the replay can be accessed by dialing (855) 859-2056 or (404) 537-3406 and entering the same conference code 43029646.

About OCI Partners LP

OCI Partners LP owns and operates a recently upgraded, integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership is headquartered in Nederland, Texas. The Partnership currently has a maximum methanol production capacity of 730,000 metric tons per year and a maximum ammonia production capacity of 265,000 metric tons per year.

Notice to Foreign Investors

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties, including, among others, that our business plans may change as the methanol and ammonia industry and markets warrant, decreases in the demand for methanol, ammonia and their derivatives and our inability to obtain economically priced natural gas and other feedstocks, our inability to successfully implement our business strategies, including the completion of significant capital programs such as our debottlenecking project, the occurrence of shutdowns (either temporary or permanent) or restarts of existing methanol and ammonia facilities (including our own facility), the timing and length of planned and unplanned downtime, the occurrence of operating hazards from accidents, fire, severe weather, floods or other natural disasters. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

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Contacts:

Omar Darwazah

Director

Investor Relations

Phone: +1 917-434-7734

omar.darwazah@oci.nl